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                                                                      Exhibit 99

For Immediate Release
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Company Contact:
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Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@CirTran.com
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            CirTran Reports Growth in Beverage Sales in Third Quarter

SALT LAKE CITY, Nov. 14, 2008 -- CirTran Corporation (OTCBB: CIRC), an international contract manufacturer of consumer, consumer electronics, IT products, and energy beverages today reported operating results for the period ended September 30, 2008, showing sales growth in its energy drink beverage subsidiary. CirTran reported sales of $3,102,414 for the third quarter, a 12 percent decrease from the $3,533,555 reported for the same quarter in 2007. For the nine months ended September 30, 2008, CirTran's revenues were $10,202,998, an improvement of 17 percent over the $8,700,004 reported for the same period in 2007.

CirTran also reported a net loss of $2,258,414 for the three months ended September 30, 2008, as compared to net income of $82,898 for the same period of the previous year. Included in the loss for the third quarter of 2008 was a derivative liability-related loss of $867,138, which compared to a gain of $198,648 included in operating results for the third quarter of 2007. For the first nine months of 2008, CirTran's net loss decreased 14 percent to $2,981,427, as compared to $3,463,510 for the comparable period in 2007.

Beverage Boost

Iehab J. Hawatmeh, CirTran's president, called the company's nine-month increase in revenue "important," attributing it primarily to growth from the CirTran Beverage operations. He said that increases in this area started in late 2007 and have continued through 2008, noting that, "while the year-to-date revenue increases over last year are positive, what we're especially pleased about is the increase in beverage distribution sales, which grew 129 percent during the third quarter of this year, as compared to the previous quarter."

CirTran reported that sales of its Playboy-branded energy drink during the first nine months of this year were $882,118, including $557,322 in the third quarter. Mr. Hawatmeh said CirTran "intends to make maximum efforts to continue this level of sales growth during the fourth quarter of 2008, and on into 2009."

Last month, CirTran signed an international distribution agreement for the Playboy Energy Drink. The agreement gave Factor Tequila SA de CV exclusive rights to distribute the beverage in Mexico. In addition, Mr. Hawatmeh said CirTran is also in discussions with other potential foreign distributors who, he said, "are anxious to sell Playboy Energy in various countries. We hope to conclude deals in the near future with those distributors who have the capability to maximize the brand's true potential in global markets," he said.

Offsetting Q3 revenue increases were decreases in sales of products in the CirTran USA and CirTran-Asia subsidiaries, which primarily resulted in a 12 percent decline in revenues for 2008's third quarter over the same quarter last year. This overall decline was mainly attributable to a one-time 2007 order not duplicated in 2008, a decrease in exercise products manufactured and shipped, and the continuing national economic decline which resulted in decreased cable assembly and electronic orders from traditional customers. Revenue from CirTran Media also declined, inasmuch as the company disposed of its Diversified Talent Group business and its related revenue sources during 2007.

 "In the face of a very challenging economy, CirTran is focusing most of its efforts in the beverage distribution area, where we continue to believe has the most potential for significant, profitable growth. Yet we're also devoting attention to our traditional markets and continuing to explore new areas of revenue and growth for the company and our shareholders," Mr. Hawatmeh said.

About CirTran Corporation
Founded in 1993, CirTran Corporation (www.cirtran.com) has evolved from its roots as an international, full-service contract manufacturer. From its headquarters in Salt Lake City, where it operates, along with its Racore Technology (www.racore.com) electronics manufacturing subsidiary, from an ISO 9001:2000-certified facility, CirTran has grown in scope and geography. Today, CirTran's operations include: CirTran-Asia, a subsidiary with principal offices in ShenZhen, China, which manufactures high-volume electronics, fitness equipment, and household products for the multi-billion-dollar direct response industry; CirTran Online, which offers products directly to consumers through major retail web sites, and CirTran Beverage, which has partnered with Play Beverages, LLC to introduce and distribute the Playboy Energy Drink.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. CirTran disclaims any obligation or intention to update any forward-looking statement.

All trademarks are properties of their respective owners.






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